Filed pursuant to Rule 424(b)(3)
                                                   Commission File No. 333-33865


                                  MAPICS, INC.

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                                 526,309 Shares
                                  Common Stock
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         This Prospectus relates to the offering and resale of 526,309 shares
(the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of MAPICS, Inc. ("MAPICS" or the "Company," previously known as Marcam Corporation), by holders (the "Warrantholders" or the "Selling Shareholders") of certain warrants to purchase shares of the Common Stock (the "Warrants"). This Prospectus does not relate to the issuance of the shares of the Common Stock upon exercise of the Warrants but relates to the resale of such shares of Common Stock by the Selling Shareholders. The Selling Shareholders may sell the Shares at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "PLAN OF DISTRIBUTION." The Selling Shareholders originally acquired warrants to purchase up to an aggregate of 383,333 shares of the Common Stock on May 12, 1994 in connection with a private placement and pursuant to the terms of several substantially identical Note and Warrant Purchase Agreements (collectively, the "Purchase Agreement"), as amended, dated as of May 12, 1994 by and among the Company and each of The Northwestern Mutual Life Insurance Company, John Hancock Mutual Life Insurance Company and John Hancock Life Insurance Company of America (the "Original Warrants"). On July 29, 1997, the Company distributed all of the outstanding shares of common stock, par value $.01 per share, of Marcam Solutions, Inc., a Delaware corporation ("Marcam Solutions"), to the Company's stockholders of record on the record date for the distribution (the "Distribution"). In connection with the Distribution, the Original Warrants were adjusted such that (i) the exercise price per Share was decreased, and (ii) the number of underlying Shares was increased (the "Adjustment"). As a result of the Adjustment, the Selling Shareholders currently hold warrants to purchase up to an aggregate of 526,309 shares of the Common Stock. The Warrants are exercisable until April 30, 2001. As of the date of this Prospectus, none of the Warrants has been exercised. The Selling Shareholders and certain persons who purchase shares from them, including broker-dealers acting as principals who may resell the Shares, may be deemed "underwriters," as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"). See "PLAN OF DISTRIBUTION" and "SELLING SHAREHOLDERS."

         None of the proceeds from the resale of the Shares will be received by the Company. The Company will receive the proceeds from the exercise of the Warrants. The Company is responsible for the expenses incurred in connection with the registration of the Shares. The Selling Shareholders will pay or assume brokerage commissions or other similar charges incurred in the sale of the Shares. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act, and, in lieu thereof, to contribute toward amounts paid in respect of such liabilities.

         MAPICS' Common Stock is listed on The Nasdaq National Market under the symbol "MAPX." The last reported sale price for the Common Stock on August 21, 1997 was $11.375, as reported by The Nasdaq National Market.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         AN INVESTMENT IN THESE SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" APPEARING ON PAGE 3.

         No person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

               The date of this Prospectus is August 22, 1997.

         This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors incorporated herein by reference and elsewhere in this Prospectus. In addition to the other information contained in this Prospectus, the risk factors incorporated herein by reference should be carefully considered by prospective investors when evaluating an investment in the Common Stock offered hereby.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. All such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Securities and Exchange Commission: 73 Tremont Street, Suite 600, Boston, Massachusetts 02108-3912; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Securities and Exchange Commission maintains a World-Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's Web site is http://www.sec.gov. The Common Stock of the Company is quoted on The Nasdaq National Market and such material may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated in this Prospectus by reference as of their respective dates (File No. 0-18674): (1) Annual Report on Form 10-K for the fiscal year ended September 30, 1996, including portions of Marcam Corporation's Proxy Statement dated January 8, 1997 for its Annual Meeting of Stockholders held on February 12, 1997 set forth under the captions "Election of Directors," "The Board of Directors and its Committees," "Executive Compensation," "Securities Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions"; (2) Quarterly Reports on Form 10-Q for the fiscal periods ended December 31, 1996, March 31, 1997 and June 30, 1997; (3) Current Reports on Form 8-K dated December 3, 1996, May 9, 1997, as amended on July 3, 1997, July 15, 1997, July 23, 1997, August 8, 1997 and August 12, 1997; (4) the section entitled "Description of Securities to be Registered" contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on December 5, 1996; (5) the section entitled "Description of Securities to be Registered" contained in the Registrant's Registration Statement on Form 8-A filed on June 29, 1990, as amended on Form 8 as filed with the Commission on August 13, 1990; (6) the Registrant's Proxy Statement dated June 16, 1997 for its Special Meeting of

Stockholders held on July 17, 1997; and (7) the Final Prospectus of the Registrant as filed with the Commission on July 30, 1997 pursuant to Rule 424(b) of the Securities Act.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents described above (other than exhibits to such documents). Requests for such copies should be directed to William J. Gilmour, Chief Financial Officer, MAPICS, Inc., 5775-D Glenridge Drive, Atlanta, Georgia 30328 (telephone: (404) 705-3000).

                                   THE COMPANY

         MAPICS is a leading provider of enterprise resource planning ("ERP") software applications for mid-size discrete and batch-process manufacturing enterprises worldwide. The Company's products provide an integrated and function-rich ERP solution with the breadth and depth of applications to manage an entire manufacturing enterprise. The MAPICS XA product line currently consists of 44 integrated application modules in the areas of Engineering and Cost Management, Market and Demand Management, Plant Operations and Logistics Management, Production Resource Planning, Financial Management and Measurements and Cross Applications Solutions. The Company continually enhances its product offerings to meet the specific needs of mid-size manufacturers and offers such manufacturers the opportunity to gradually migrate to new technologies, one user at a time if desired, while protecting their existing investments in both hardware and software. In addition to its internal development programs, the Company utilizes independent software developers, known as Solution Partners, to assist in the development of new applications. Solution Partners permit the Company to introduce new applications quickly and on a variable cost basis.

         The Company was incorporated in Massachusetts in 1980. The Company's principal executive offices are located at 5775-D Glenridge Drive, Atlanta, Georgia 30328, and its telephone number is (404) 705-3000.

                                  RISK FACTORS

         The risk factors are contained in the Final Prospectus of the Company as filed with the Commission on July 30, 1997 pursuant to Rule 424(b)(4) of the Securities Act and are incorporated herein by this reference.
See "Information Incorporated by Reference."

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. The Company will receive the proceeds from the exercise of the Warrants. The current exercise price for each Warrant is $6.5041 per share (subject to adjustment upon the occurrence of certain events) and is payable, at the election of the Warrantholders, (i) in cash; or (ii) by surrendering for cancellation additional Warrant Certificates having a value (calculated with regard to the excess of the market price of the Common Stock issuable in respect thereof over the aggregate exercise price therefor) equal to the exercise price of the Warrants being exercised. In the event that the Company receives cash proceeds for the exercise of any Warrants, such cash will be used for general corporate purposes.


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

                              SELLING SHAREHOLDERS

         The Original Warrants were issued to the Warrantholders in partial consideration for the purchase by the Warrantholders in May 1994 of an aggregate principal amount of $25,000,000 9.82% Subordinated Notes (the "Subordinated Notes"). The Subordinated Notes have been repaid by the Company prior to the date of this Prospectus.

         The following table sets forth certain information regarding beneficial ownership of the Common Stock as of August 12, 1997 and the number of Shares which may be offered for the account of the Selling Shareholders or their transferees from time to time.

                                             Shares of Common Stock          Shares         Shares of Common Stock
                                                  Beneficially             To Be Sold            Beneficially
                                                   Owned Prior               In The               Owned After
         Selling Shareholders (1)                To The Offering          Offering (2)         The Offering (2)
         ------------------------                ---------------          ------------         ----------------
                                                                                             Number        Percent
                                                                                             ------        -------
The Northwestern Mutual Life Insurance               565,786                315,786          250,000        1.31%
Company(3)

John Hancock Mutual Life Insurance Company           168,418                168,418                0          *

John Hancock Life Insurance Company of                42,105                 42,105                0          *
America

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* represents less than 1% of the Company's outstanding Common Stock.

(1) The Selling Shareholders have not had any position, office or other material relationship with the Company or any of its affiliates within the three years preceding the date of this Prospectus, except as noted in footnote 3 below.

(2) Assumes that the Selling Shareholders or their transferees sell all of their Shares pursuant to the offering.

(3) The Northwestern Mutual Life Insurance Company's holdings include 25,000 shares of Series D Convertible Preferred Stock which are convertible into 250,000 shares of Common Stock. Such underlying shares of Common Stock are not being offered hereby.

                              PLAN OF DISTRIBUTION

         The Shares offered hereby may be sold from time to time by the Selling Shareholders acting as principals for their own accounts. The Company is responsible for the expenses incurred in connection with the registration of the Shares. The Selling Shareholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the Shares. In addition, the Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act, and, in lieu thereof, to contribute toward amounts paid in respect of such liabilities and, in the event that any offering is made by the Selling Shareholders through underwriters, to agree to indemnify such underwriters for, and to contribute towards amounts paid by such underwriters, in respect of such liabilities.

         The distribution of the Shares by the Selling Shareholders is not currently subject to any underwriting agreement. The Shares covered by this Prospectus may be sold by the Selling Shareholders or by pledgees, donees, transferees, or other successors in interest from time to time. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Such sales may be effected in the over-the-counter market, on the National Association of Securities Dealers Automated Quotation System, on The Nasdaq National Market or on any exchange on which the

Shares may then be listed. The Shares may be sold by one or more of the following: (a) one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the Shares held by each Selling Shareholder as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. The Selling Shareholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers will receive compensation in negotiated amounts in the form of discounts, concessions, commissions or fees from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Such brokers or dealers or the participating brokers or dealers and the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any commissions received by such broker-dealers may be deemed to be underwriting compensation.

         Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Selling Shareholders are not restricted as to the price or prices at which they may sell their Shares. Sales of such Shares at less than the market prices may depress the market price of the Company's Common Stock. Moreover, the Selling Shareholders are not restricted as to the number of Shares which may be sold at any one time, and it is possible that a significant number of Shares could be sold at the same time.

         The Company has agreed to keep the registration statement relating to the offering and sale of the Shares effective until the earlier to occur of (i) April 30, 2001, and (ii) such earlier time as all Shares have been disposed of in a manner permitting resale without further registration thereof under the Securities Act.

         Boston Equiserve, 150 Royall Street, Canton, Massachusetts 02021, is the transfer agent and registrar for the Company's Common Stock.

                                  LEGAL MATTERS

         Certain legal matters with respect to the issuance of the Shares are being passed upon for the Company by Testa, Hurwitz & Thibeault, LLP, High Street Tower, 125 High Street, Boston, Massachusetts.

                                     EXPERTS

         The combined financial statements of MAPICS, Inc. as of September 30, 1995 and 1996 and March 31, 1997 and for each of the three years in the period ended September 30, 1996 and for the six months ended March 31, 1997, included in the Registration Statement on Form S-3 (No. 333-26203), as amended, of the Company filed with the Securities and Exchange Commission and referred to above, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report dated June 3, 1997, accompanying such financial statements, and are incorporated herein by reference in reliance on the report of such firm, which report is given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Marcam Corporation as of September 30, 1996 and 1995 and for each of the two years in the period ended September 30, 1996, included in the Annual Report on Form 10-K of the Company for the year ended September 30, 1996 and referred to above, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report dated October 24, 1996, accompanying such financial statements, and are incorporated herein by reference in reliance upon the report of such firm, which report is given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Marcam Corporation and subsidiaries for the year ended September 30, 1994, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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No dealer, salesperson or any other person has been authorized to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to sell, any securities other than the registered securities to which it relates, or an offer to or solicitation of any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

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TABLE OF CONTENTS
                                                 Page

Available Information.......................     2
Information Incorporated by
  Reference.................................     2
The Company.................................     3
Risk Factors................................     3
Use of Proceeds.............................     3
Selling Shareholders........................     4
Plan of Distribution........................     4
Legal Matters...............................     5
Experts.....................................     5

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                                 526,309 Shares


                                  MAPICS, INC.
                                  Common Stock


                                ________________

                                   PROSPECTUS
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                                 August 22, 1997

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